Exhibit 99.1

American Access Technologies Reports Record First Quarter Sales

Keystone Heights, FL – April 11, 2006 – PRNewswire – FirstCall –American Access Technologies, Inc. (NASDAQ: AATK) is pleased to announce that the preliminary unaudited sales for the three months ended March 31, 2006 approximated $2,131,000, the Company’s historic best first quarter and an increase of 16.8 % over the previous record first quarter sales achieved in fiscal 2005.

“In both 2004 and 2005, the first quarter represented the lowest sales quarter of the year. So if recent history repeats, we are well on our way to our fourth consecutive record sales year and the fifth consecutive year with double-digit sales growth,” commented Joe McGuire, Chief Financial Officer.

“Profitability continues to be at the forefront of our priorities for 2006 as we focus on manufacturing efficiencies, price increases and higher margin revenues. While we came close to achieving profitability in fiscal 2005, we did not. We did, however, improve our bottom line by over 80% in 2005,” added McGuire.

Detailed information on financial results for the quarter ended March 31, 2006 will be included in the Company’s Quarterly Report on Form 10-QSB that will be filed with the Securities and Exchange Commission in approximately 25 to 30 days. The preliminary sales results noted above are subject to revision.

About American Access Technologies, Inc.

American Access Technologies, Inc. manufactures patented zone cabling and wireless enclosures that mount in ceilings, raised floors, and in custom furniture, for routing of telecommunications cabling, fiber optics and wireless solutions to the office desktop. The Company’s concept of “zone cabling” reduces costs for initial network installation and facilitates moves, adds, changes and upgrades for the network installations of today and tomorrow. The Omega Metals division manufactures proprietary products, and also employs state-of-the-art metal fabrication and finishing techniques for public and private companies and U.S. government contractors.

Our Company SEC filings, news and product/service information are available at www.aatk.com.

Cautionary Note Concerning Forward-Looking Statements: This press release contains forward-looking statements as defined in Section 27A of the Securities Exchange Act of 1934, regarding future levels of revenues and profits. While the Company believes that such forward-looking statements are based on reasonable assumptions, there can be no assurance that such future levels of revenues and profits will be achieved or achieved on the schedule indicated. Furthermore, unanticipated future events, conditions and financial trends may affect the Company’s revenues, operating results and financial position. Prospective investors are cautioned that these forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, and are subject to various risks and uncertainties, including those listed in the Company’s SEC filings. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the projected results expressed or implied therein will not be realized.

Company Contact: Joe McGuire, Chief Financial Officer

(352) 473-6673/ jmcguire@aatk.com